NXT Announces Signing of an SFD Survey contract with a Canadian Intermediate Oil and Gas Producer

Calgary, Alberta, Canada

Wednesday, June 28, 2006

Energy Exploration Technologies Inc. (“NXT” or “the Company”)

“ENXTF” – NASDAQ OTCBB

“EFW” – Frankfurt Exchange

NXT is pleased to announce that the Company has signed an agreement to conduct an SFD Survey for a Canadian intermediate oil and gas producer, under which the producer will participate at 50% in a previously announced SFD Survey contract for a Canadian-based oil and gas exploration company.

NXT will receive a Cdn $1.2 million Survey Fee plus a Gross Overriding Royalty Interest (“GORR”) on the productive lands within defined SFD Prospect Areas. The contract can be extended for an additional Cdn $1.2 million SFD Survey on the same terms.

SFD flight operations are scheduled to commence July 17, 2006 within the Western Canadian Sedimentary Basin over an area exceeding 5,000 net square kilometers. The goal of the survey will be to define Prospect Areas with high potentials for oil and gas over which a detailed seismic survey can be conducted on a focused basis to reduce the time, risk and expense of exploration.

NXT previously conducted a calibration survey over a region encompassing the area of interest and successfully identified existing producing fields associated with both structural and stratigraphic formations. The accuracy and success of this survey formed the basis of interest for the parties to enter into this agreement.

“Signing commercial agreements in North America with established exploration and production companies is a significant step forward for NXT” stated NXT CEO George Liszicasz. “NXT was engaged because of our ability to quickly and effectively evaluate large tracts of land at affordable prices”.

NXT is in the business of providing wide-area airborne exploration services to the oil and gas industry. The Company utilizes its proprietary SFD Survey System to offer its clients a unique, low cost service to rapidly identify sub-surface structures with reservoir potential in sedimentary basins with no environmental impact. The value of the service is providing clients with an efficient, cost effective method of surveying large areas and delivering an inventory of SFD prospects with high potential. The SFD-based exploration process substantially reduces the need for 2-D reconnaissance seismic thus saving clients’ valuable time and money.

Additional information about NXT and the SFD technology is available on the Company’s website www.nxtenergy.com.

For more information contact:

George Liszicasz, President and CEO

Energy Exploration Technologies Inc.

505 — 3rd Street, S.W., Suite 1400

Calgary, Alberta, Canada T2P 3E6

Tel:   (403) 264-7020

Fax:  (403) 264-6442

info@nxtenergy.com

www.nxtenergy.com

Forward-Looking Statements

This news release may include forward-looking statements including opinions, assumptions, estimates and expectations of future prospects for the Company and financial projections.  When used in this document, the words "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan," "will," "should" and similar expressions are intended to be among the statements that identify forward-looking statements.  Forward-looking statements are subject to a wide range of risks and uncertainties, and although the Company believes that the expectations represented by such forward-looking statements are reasonable; there can be no assurance that such expectations will be realized.  Any number of important factors could cause actual results to differ materially from those in the forward-looking statements including, but not limited to, the volatility of oil and gas prices, the ability to implement corporate strategies, the state of capital markets, the ability to obtain financing, changes in the oil and gas industry, operating risks, reserve estimates, changes in general economic conditions and other factors more fully described from time to time in the reports and filings made by the Company with securities regulatory authorities.

Neither the NASDAQ OTCBB nor the Frankfurt or Berlin Exchanges have reviewed and do not accept responsibility for the adequacy or accuracy of this news release.